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                                                                    EXHIBIT 11.1

Computation of per share earnings from continuing operations:

Shares of Common Stock outstanding based on actual Hanson
  ordinary shares and ADSs outstanding and stock dividend ratio
  of one for every 70..........................................   74,408,257
Non performance based portion of restricted shares
  issued to executive officers and key employees...............      728,066
Expected vesting of performance based portion of restricted
  shares issued to executive officers and key employees........    1,310,556
Shares issued to the Company's non employee
  directors....................................................        4,026
                                                                  ----------
Shares outstanding.............................................   76,450,905
                                                                  ----------
                                                                  ----------

     YEAR ENDED DECEMBER 31, 1996

     Income from continuing operations               141,000,000
                                                     ----------- =  1.84
     Shares Outstanding                               76,450,905

     Loss from discontinued operations            (2,842,000,000)
                                                  -------------- = 37.17
     Shares outstanding                               76,450,905

     Net loss                                     (2,701,000,000)
                                                  -------------- = 35.33
     Shares outstanding                               76,450,905

     Pro forma income from continuing operations     168,000,000
                                                     ----------- =  2.20
     Shares outstanding                               76,450,905

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